Exhibit 99.1

     GENTEX CORPORATION DECLARES 100% STOCK DIVIDEND AND ACCELERATES VESTING
                         OF 'UNDER-WATER' STOCK OPTIONS

    ZEELAND, Mich., April 1 /PRNewswire-FirstCall/ -- Gentex Corporation, the leader in auto-dimming mirrors for the worldwide automotive industry, today announced a two-for-one stock split effected in the form of a 100 percent common stock dividend for each outstanding share of the Company's common stock, par value $0.06 per share. This stock dividend will be issued on May 6, 2005, to shareholders of record at the close of business on April 22, 2005. The Company also announced it has accelerated the vesting of "under- water" stock options -- those stock options previously granted to employees at prices that are higher than the current price of the Company's stock.

    "We are pleased that our Board of Directors has approved this stock split, and believe that it is indicative of their confidence in the Company's prospects over the long term," said Garth Deur, Gentex Executive Vice President. "There continue to be opportunities for growth in our core auto- dimming mirror business, as only an estimated 18 percent of the world's light vehicles were equipped with an interior auto-dimming mirror in calendar year 2004.

    "In addition, the successful launch over the past nine months of the Company's proprietary new SmartBeam(TM) technology provides the Company with another potentially significant growth opportunity," said Deur.

    SmartBeam is the intelligent, high-beam headlamp control technology developed by Gentex that was launched on the 2005 Jeep Grand Cherokee and Cadillac STS models. Deur said that the technology has received very favorable reviews from customers and automotive writers alike. SmartBeam will be available on additional models in North America in the 2006 and 2007 model years, and the Company is working under a production purchase order to develop SmartBeam for a European automaker, with shipments to begin early in 2006. There is also significant interest from other automakers around the globe, according to Deur.

    Any shareholder who owns Gentex shares as of the close of business on May 6, 2005, will receive the 100 percent common stock dividend. However, any shareholder who sells Gentex shares from the record date (April 22, 2005) to the close of business on the issue date (May 6, 2005) should check with his/her broker to determine their eligibility for this stock dividend. Shareholders should not discard existing stock certificates. Certificates for the new shares will be mailed after May 9, 2005, and should be retained with other stock certificates. The accounts of "street name" shareholders (those who hold their stock in a brokerage account) will be credited with the new shares on May 12, 2005. The last time the Company declared a stock dividend was in June of 1998.

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    The decision to accelerate the vesting of the "under-water" stock options was made primarily to avoid recognizing compensation expense associated with these options in future financial statements, upon the Company's adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards
(SFAS) No. 123(R), "Share-Based Payment." When effective, SFAS 123(R) will require share-based payments to employees, including grants of stock options, to be recognized on the Company's financial statements based on their fair values. Currently, the Company accounts for its share-based payments under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations, which does not necessarily require the recognition of compensation expense in the financial statements. The charge to the income statement that will be avoided amounts to approximately $15 million over the course of the original vesting periods, of which approximately $5 million would have been expensed in the last six months of calendar 2005. Approximately 2.3 million shares became immediately exercisable as a result of the vesting acceleration. Vesting was accelerated on every unexercised option that was granted to any Gentex employee (including executive officers) that had an exercise price above the March 29, 2005, closing price of $31.76.

    Gentex has a very broad-based stock option plan (virtually every full-time salaried employee is eligible for the options that are awarded annually based on individual employee performance), and the unvested, "under-water" stock options were awarded to employees over the past several years, under the Company's stock option plans. Typically, employee stock options granted by the Company vest equally over a four- to five-year period. Vesting is the period during which an employee's stock options become exercisable.

    "The Company examined many alternatives in response to SFAS No. 123(R), which requires that Gentex begin reporting expenses associated with stock options beginning in July 2005 (the Company's third quarter). We believe that this action is in the best interests of employees and shareholders of the Company in the long term," said Gentex Executive Vice President Garth Deur.

    "In addition, because these options have exercise prices in excess of current market values of our stock, we believe they are not fully achieving their original objectives of aligning employee interests with those of the shareholders and employee retention, and thus the acceleration may have a positive effect on employee morale, retention and perception of option value."

    This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy and the Company itself. Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense,

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likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in international markets, the pace of automotive production worldwide, the types of products purchased by customers, competitive pricing pressures, currency fluctuations, the financial strength of the Company's customers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of newly introduced products (e.g. SmartBeam), and other risks identified in the Company's filings with the Securities and Exchange Commission. Therefore actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

    Founded in 1974, Gentex Corporation (Nasdaq: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and more than 96 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

SOURCE  Gentex Corporation
    -0-                             04/01/2005
    /CONTACT: Connie Hamblin of Gentex Corporation, +1-616-772-1800/ /Web site: http://www.gentex.com /